Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-            ) pertaining to the Cobalt

International Energy, Inc. Amended and Restated Non-Employee Directors Compensation Plan of our reports dated February 22, 2016, with respect to the consolidated financial statements of Cobalt International Energy, Inc. and the effectiveness of internal control over financial reporting of Cobalt International Energy, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, TX

May 3, 2016